Exhibit 99.2

CONTACT:	Len Texter	FOR IMMEDIATE RELEASE
	Manager, Investor Relations	September 22, 2014
(859) 572-8684

GENERAL CABLE CORPORATION ANNOUNCES $250 MILLION PRIVATE OFFERING

OF 5–YEAR SENIOR NOTES

HIGHLAND HEIGHTS, KENTUCKY, September 22, 2014 – General Cable Corporation (NYSE: BGC) (the “Company”) today announced that, subject to market conditions, it intends to offer $250 million aggregate principal amount of senior notes due 2019 (the “Notes”) in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and non-U.S. persons outside of the United States in reliance upon Regulation S under the Securities Act.

The Company intends to use the proceeds of the offering to redeem its senior floating rate notes due 2015 (the “2015 Notes”) and for general corporate purposes, including funding future costs associated with its previously announced restructuring program and repaying borrowings under its senior secured revolving credit facility.

In connection with the offering of the Notes, the Company will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.

The Notes have not been registered under the Securities Act or applicable state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute a notice of redemption under the indenture governing the 2015 Notes nor an offer to tender for or purchase any security.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets.

Forward-looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward-looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to, the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.